Exhibit 10(f)

HOVNANIAN ENTERPRISES, INC.

PHANTOM PERFORMANCE SHARE UNIT AGREEMENT

(EBIT ROI Performance Vesting)

Participant:	Date of Grant:

Target Number of PPSUs:

Date of Vesting of Earned PPSUs:

Date	Percentage of Earned PPSUs

[Date]	100%

1.          Grant of PPSUs.  For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the target number (“Target Number”) of phantom performance share units ("PPSUs") listed above to the Participant, on the terms and conditions hereinafter set forth.  The PPSUs granted hereunder is made as a standalone award, separate and apart from, and outside of, the 2020 Company Fourth Amended and Restated Stock Incentive Plan, as amended (the "Plan"), and shall not constitute an Award granted under or pursuant to that Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the PPSUs as though the PPSUs had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the PPSUs shall be subject to such terms, conditions and definitions which are hereby incorporated herein by reference and made a part hereof. Notwithstanding the foregoing, the PPSUs shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to Awards under the Plan or for purposes of calculating the Award limitations under the Plan (including pursuant to Section 3 of the Plan). The actual number of PPSUs, if any, that the Participant will be eligible to earn with respect to this Agreement (the “Earned PPSUs”), subject to meeting the applicable service and performance vesting requirements, will equal the Target Number multiplied by the applicable “Performance Multiplier” as defined in Exhibit A hereto.  Each Earned PPSU represents the unfunded, unsecured right of the Participant to receive a cash payment equal to the Fair Market Value of a Share on the date(s) specified herein.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.          Vesting and Timing of Transfer.

(a)        The Participant will become vested in the Earned PPSUs in accordance with the schedule set forth above (each such vesting date, a “Vesting Date”); provided, however, that upon the occurrence of a Change in Control that results in the Company's Shares ceasing to be publicly traded on a national securities exchange, the Earned PPSUs shall immediately become fully vested (subject to any delay in payment required pursuant to Sections 2(b) and 15 hereof).

(b)       The Company shall pay to the Participant, as soon as practicable but not later than 60 days after an applicable “Payment Date” (as defined below), a cash amount equal to the Fair Market Value (calculated as of such Payment Date) of a number of Class A Shares equal to the number of Earned PPSUs that became vested on the corresponding Vesting Date.  If the Participant is eligible to participate in, and has elected to defer the payment in respect of Earned PPSUs pursuant to the terms of a nonqualified deferred compensation plan maintained by the Company, such payment shall be so deferred, and any such deferral, when paid, shall be paid in cash.  Once the value of the Earned PPSUs is deferred, the rights and privileges of the Participant with respect to such PPSUs shall be determined solely pursuant to the terms of the applicable plan, and not pursuant to the terms and conditions of this Agreement.  For purposes of this Agreement, the “Payment Date” shall mean the earlier of (i) the Vesting Date or (ii) the date of the Participant’s Qualified Termination, as defined below, if applicable (or, if later, the last day of the Performance Period as set forth in Exhibit A).

(c)        Notwithstanding Sections 2(a) and 2(b) of this Agreement, if the Participant's employment with the Company and its Affiliates terminates due to (i) death, (ii) Disability or (iii) Retirement, (any such termination, a “Qualified Termination”), then (A) any previously unvested Earned PPSUs shall become fully vested, (B) if such Qualified Termination occurs prior to the determination of the number of Earned PPSUs in accordance with Exhibit A hereto, the PPSUs granted hereunder shall remaining outstanding and eligible to become Earned PPSUs in accordance with such Exhibit A and (C) the cash payment in respect of the Shares underlying all of the Participant’s Earned PPSUs, if any, shall be paid to the Participant as soon as practicable but not later than 60 days after the corresponding Payment Date(s) subject to Section 15 of this Agreement.  In the event of the death of the Participant, the payment in respect of Earned PPSUs under this Section 2(c) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the payment under this Section 2(c) shall be made to the person or persons to whom the Participant's rights under the Agreement shall pass by will or by the applicable laws of descent and distribution.  For purposes of this Agreement, "Disability" shall mean "Disability" as defined in the Plan, and "Retirement" shall mean termination of employment on or after age 60, or on or after age 58 with at least 15 years of "Service" to the Company and its Subsidiaries immediately preceding such termination of employment.  For this purpose, "Service" means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its Subsidiaries of one or more years' duration, unless they were succeeded by a period of non-employment with the Company and its Subsidiaries of more than three years' duration.

(d)        Upon each payment in settlement of Earned PPSUs in accordance with Sections 2(a), 2(b) and 2(c) of this Agreement, a number of Earned PPSUs having a Fair Market Value equal to the amount paid to the Participant or deferred shall be extinguished.

(e)        Notwithstanding Sections 2(a), 2(b) and 2(c) of this Agreement, upon the Participant's termination of employment for any reason other than (i) death, Disability or Retirement or (ii) under the circumstances described in clause (f) below, any unvested PPSUs (including, without limitation, any Earned PPSUs) shall immediately terminate for no further consideration.

(f)         Termination without Cause or for Good Reason within Two Years Following a Change in Control.  In the event of the Participant's Qualifying Termination or involuntary termination of employment with the Company or a subsidiary thereof without "Cause" or for "Good Reason", in each case, within two years following a Change in Control, the Earned PPSUs, to the extent not previously vested and settled, shall immediately become fully vested and settled in cash.  For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following: (a) the willful and continued failure of the Participant to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Participant by the Company, which specifically identifies the manner in which the Company believes the Participant has not substantially performed his or her duties; (b) dishonesty in the performance of the Participant's duties with the Company; (c) the Participant's conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting a felony or a misdemeanor involving moral turpitude; (d) the Participant's willful malfeasance or willful misconduct in connection with the Participant's duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or (e) the Participant's breach of the provisions of Section 10 of this Agreement.  For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, without the Participant's express written consent:  (a) any material diminution in the Participant's duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control or (b) any reduction in the Participant's annual base salary or any material reduction in the Participant's annual bonus opportunity, annual equity awards or long-term incentive program awards from the Participant's annual base salary or annual bonus opportunity, annual equity awards or long-term incentive program awards in effect immediately prior to a Change in Control.  Notwithstanding the foregoing, no event shall constitute Good Reason unless the Participant provides the Company with written notice of such event within 60 days after the occurrence thereof and the Company fails to cure or resolve the behavior otherwise constituting Good Reason within 30 days of its receipt of such notice.

(g)       Any portion of the PPSUs granted pursuant to this Agreement which do not become Earned PPSUs in accordance with Exhibit A hereto shall be forfeited for no further consideration.

3.          Dividends.  If on any date while PPSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of PPSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of PPSUs equal to: (a) the product of (x) the number of PPSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend.  In the case of any dividend declared on Shares that is payable in the form of Shares, the number of PPSUs granted to the Participant shall be increased by a number equal to the product of (a) the PPSUs that are held by the Participant on the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share.  Any PPSUs attributable to dividends under this Section 3 shall be subject to the vesting provisions provided in Section 2 and the performance conditions set forth in Exhibit A.

4.          Adjustments Upon Certain Events.  Subject to the terms of the Plan, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of PPSUs subject to this Agreement to reflect such Adjustment Event.  Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

5.          No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.          No Acquired Rights.  The Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to receive PPSUs is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).  The Participant further acknowledges and accepts that such Participant's PPSUs are not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

7.          No Rights of a Shareholder.  The Participant shall not have any rights or privileges as a shareholder of the Company in respect of the PPSUs granted hereunder.

8.          Transferability.  PPSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Affiliate.

9.          Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

10.       Non-Solicitation Covenants.

(a)       The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i)            solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

(ii)          solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii)        directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b)       It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.    Specific Performance.  The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.    Choice of Law.  THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13.    Plan Terms.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.

14.    Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.    409A.  Notwithstanding any other provisions of this Agreement or the Plan, the PPSUs covered by this Agreement shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant.  In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payments under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant's status as a "specified employee" within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.

By:

PARTICIPANT[1]

By:

1.

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

Exhibit A

[Insert Performance Metrics for Determining Earned PPSUs]